                                                                      EXHIBIT 12

                               G&L REALTY CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (All dollar amounts in thousands)
                                  (unaudited)

                                                 Years ended December 31,
                                  -------------------------------------------------
                                   1997      1996      1995       1994     1993(1)
                                  -------   ------    -------    ------    -------
Income before extraordinary
  gains and losses................$ 6,561   $  390    $ 3,734    $3,194
Minority interest in
  Operating Partnership...........    545       65        418       353
                                  -------   ------    -------    ------
Income before extraordinary
 gains and losses and minority
 interest in Operating
 Partnership......................  7,106      455      4,152     3,547
Add:
   Interest expense...............  8,836    8,819      6,372     3,625
   Amortization of deferred
    financing costs...............    252      503        614       797
   Nonrecurring loss on
    disposition of real estate
    assets........................     --    4,874         --        --
   Adjustment of interest costs
    related to minority interest
    in consolidated affiliates(2).   (398)    (238)      (264)     (205)
                                  -------   ------    -------    ------
Earnings available for combined
 fixed charges and preferred
 stock dividends.................. 15,796   14,413     10,874     7,764
Fixed charges:
   Interest expense...............  8,836    8,819      6,372     3,625
   Capitalized interest...........     59       --         44        15
   Amortization of deferred
    financing costs...............    252      503        614       797
   Adjustment of interest costs
    related to minority interest
    in consolidated affiliates(2).   (398)    (238)      (264)     (205)
   Provision for Preferred stock
    dividends.....................  2,878       --         --        --
                                  -------   ------    -------    ------
Combined fixed charges............ 11,627    9,084      6,766     4,232
Ratio of earnings to fixed
 charges..........................  1.36x    1.59x      1.61x     1.83x

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(1) The amounts for 1993 have been omitted as they relate to periods prior to the Company's IPO. The operations and capital structure of G&L Development, the Company's predecessor, is not comparable to the Company's operations and capital structure, and therefore, would not provide relevant information.
(2) Adjustment eliminates interest expense and amortization of deferred financing costs associated with the minority interests in 435 North Roxbury Drive, Ltd. and GL/PHP, LLC which were not held by the Company during the period.